                                                               EXHIBIT (a)(5)(F)

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY

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                                   )
JEANETTE CORPUS,                   )
                                   )
     Plaintiff,                    )
                                   )
     v.                            )         C.A. No. 18472NC
                                   )
PCORDER.COM, INC.; TRILOGY         )         CLASS ACTION COMPLAINT
SOFTWARE, INC.; ROSS A. COOLEY;    )
JOSEPH A. LIEMANDT; ROBERT W.      )
STEARNS; LINWOOD A. LACY, JR., and )
PETER J. BARRIS,                   )
                                   )
     Defendants.                   )
                                   )
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                     SHAREHOLDERS' CLASS ACTION COMPLAINT
                     ------------------------------------

     Plaintiff alleges upon information and belief, except for paragraph 1 which is alleged upon knowledge, as follows:

                                    PARTIES
                                    -------

     1. Plaintiff has been the owner of shares of the common stock of pcOrder.Com, Inc. ("PCO" or the "Company") since prior to the wrongs herein complained of and continuously to date.

     2. PCO provides e-commerce solutions that enable the computer industry's suppliers, resellers, and end-users to buy and sell computer products online. PCO is duly organized and existing under the laws of the State of Delaware.

     3. Defendant Ross A. Cooley ("Cooley") is the Chairman of PCO's Board of Directors, as well as Chief Executive Officer of

PCO.

     4. Defendant Joseph A. Liemandt ("Liemandt") is a director of PCO. Liemandt is also the founder, Chairman, President, and Chief Executive Officer of Trilogy.

     5.   Defendant Robert W. Stearns ("Stearns") is a director of PCO.

     6.   Defendant Linwood A. Lacy, Jr. ("Lacy") is a director of PCO.

     7.   Defendant Peter J. Barris ("Barris") is a director of PCO.

     8. Defendant Trilogy Software, Inc. ("Trilogy") owns or controls a majority of PCO's outstanding shares of common stock.

     9. The Individual Defendants and Trilogy, as controlling shareholder, stand in a fiduciary relationship with plaintiff and other public stockholders of PCO, and owe them the highest obligations of good faith and fair dealing.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

     10. Plaintiff brings this action on her own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all security holders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants), and their successors-in-interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     11.  This action is properly maintainable as a class action.

     12. The class is so numerous that joinder of all members is impracticable. There are approximately 16.9 million shares of PCO common stock outstanding, of which approximately 5.4 million are owned by hundreds of persons not affiliated with PCO.

     13. There are questions of law and fact which are common to the class including, inter alia, the following:
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          (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the class;

          (b) whether the proposed transaction, hereinafter described, constitutes a breach of defendants' duty of fair dealing with respect to plaintiff and the other members of the class; and

          (c) whether the class is entitled to injunctive relief or damages as a result of the wrongful conduct committed by defendants.

     14. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the plaintiff are typical of the claims of other members of the class, and plaintiff has the same interests as do the members of the class. Plaintiff will fairly and adequately represent the class.

     15. The prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying adjudications with respect to individual members of the class, which would establish incompatible standards of conduct for defendants; or would create a risk of adjudications with respect to individual members of the class which would, as a practical matter, be dispositive of the interests of the other members, not parties to the adjudications or substantially impair or impede their ability to protect their interests.

        16. Defendants have acted in a manner which affects plaintiff and all members of the class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

        17. On October 25, 2000, PCO issued a press release announcing that it had reached an agreement with Trilogy whereunder Trilogy would acquire all of PCO's outstanding shares of Class A Common Stock it does not own or control for a price of $6.375 per share.

        18. There are approximately 6.57 million shares of PCO Class A common stock outstanding and approximately 10.31 million shares of PCO Class B common stock outstanding. All of PCO's Class B common stock is owned by Trilogy and defendant Liemandt, giving them an equity stake of 61.52% in PCO and voting control over PCO.

        19. Trilogy and Liemandt (collectively "Trilogy") have orchestrated the proposed transaction to freeze out PCO's public shareholders and enable Trilogy to capture PCO's future potential without paying an adequate or fair price to the Company's public shareholders.

    20. Trilogy timed the announcement of the proposed buyout to place an artificial lid on the market price of PCO stock so that the market would not reflect PCO's improving potential, thereby purporting to justify an unreasonably low price.

    21. Trilogy has access to internal financial information about PCO, its true value, expected increase in true value and the benefits of 100% ownership of PCO to which plaintiff and the Class members are not privy. Trilogy is using such inside information to benefit itself in the proposed transaction, to the detriment of PCO's public stockholders.

    22. Trilogy has voting control of the Company and controls its proxy machinery. Trilogy has selected and elected all of PCO's directors who are beholden to Trilogy for their offices and the valuable perquisites which they enjoy therefrom and, therefore, are incapable of protecting the interest of the public shareholders in dealing with Trilogy.

    23. The freeze-out will be effected through a coercive two-step structure, a tender offer, not conditioned on the tender of a minimum number of shares, followed by a merger for untendered shares. Thus, PCO's minority shareholders will be forced to surrender their investment either in the first step or the later second step of the transaction.

    24. Trilogy is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, Trilogy, with the acquiescence of the individual defendants, has breached and is breaching its fiduciary duties to the members of the Class.

    25. Unless the proposed buyout is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class to the irreparable harm of the members of the Class.

    26. Plaintiff and the Class have no adequate remedy at law.

    WHEREFORE, plaintiff prays for judgment and relief as follows:

    A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

    B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the proposed transaction;

    C. In the event the proposed buyout is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

    D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

    E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff's attorneys' and experts' fees;

    F. Granting such other and further relief as this Court may deem just and proper.

                                        ROSENTHAL, MONHAIT, GROSS
                                          & GODDESS, P.A.

                                     By      /s/ illegible
                                        --------------------------------------
                                        Suite 1401 Mellon Bank Center
                                        P.O. Box 1070
                                        Wilmington, Delaware 19899
                                        (302) 656-4433
                                        Attorneys for Plaintiff

OF COUNSEL:

Jeffrey H. Squire, Esq.
KIRBY McINERNEY & SQUIRE, LLP
830 Third Avenue
10th Floor
New York, New York 10022
(212) 371-6600

Neil Selinger, Esq.
LOWEY DANNENBERG BEMPORAD & SELINGER, P.C.
The Gateway
One North Lexington Avenue
White Plains, NY 10601
(877) 777-3581